Exhibit 4.31

DATED   5TH MAY 2014

(1) AMBOW EDUCATION HOLDING LTD. (IN PROVISIONAL LIQUIDATION)

(2) CHINA EDUCATION INVESTMENT HOLDING LIMITED

(3) EDWARD MIDDLETON, WING SZE TIFFANY WONG AND KRIS BEIGHTON

(4) THE EXISTING DIRECTORS AND THE NEW DIRECTORS, BEING THE PERSONS
WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1 TO THIS

AGREEMENT

RESTRUCTURING AGREEMENT

III WALKERS

Walker House, 87 Mary Street, George Town
Grand Cayman KY1-9001, Cayman Islands
T 345 949 0100 F 345 949 7886 www.walkersglobal.com

REF: FH/JC/TL/121474

THIS AGREEMENT is made on 5th May 2014

BETWEEN

(1)                                 AMBOW EDUCATION HOLDING LTD. (IN PROVISIONAL LIQUIDATION), an exempted company incorporated under the laws of the Cayman Islands having its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Company”);

(2)                                 CHINA EDUCATION INVESTMENT HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands having its registered office at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (“CEIHL”);

(3)                                 EDWARD MIDDLETON AND WING SZE TIFFANY WONG of KPMG, 8th Floor, Princes Building, 10 Chater Road Central, Hong Kong AND KRIS BEIGHTON of KPMG, PO Box 493 Century Yard, Cricket Square, Grand Cayman, Cayman Islands in their capacity as the joint provisional liquidators of the Company (together, the “JPLs”); and

(4)                                 The Existing Directors and the New Directors whose names and addresses are set out in Schedule 1 to this Agreement (the “Directors”).

WHEREAS

(A)                               The Company was incorporated in the Cayman Islands under the Cayman Islands Companies Law (as revised) on 22 June 2007 and has an authorised share capital of US$125,000 divided into 1,000,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 200,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.0001 each as at the date of this Agreement.

(B)                               Trading in the ADSs has been suspended since 22 March 2013.

(C)                               On 23 April 2013 the Petitioner filed the Petition seeking, inter alia, the winding up of the Company. On the same date, the Petitioner issued a summons in the Grand Court seeking the appointment of the JPLs as joint provisional liquidators of the Company.

(D)                               On 27 August 2013, IFC assigned its interest in the Amended and Restated Loan Agreement and all ancillary security documents to Porter.

(E)                                By order of the Grand Court dated 22 August 2013, the JPLs were directed to focus the exercise of their powers to performing functions which, in their reasonable opinion, are required to facilitate the financial and operational restructuring of the Company and the Group to enable the Group to continue as a going concern.

(F)                                 On 17 September 2013, Porter assigned its interest in the Amended and Restated Loan Agreement and all ancillary security documents to CEIHL.

(G)                               The parties hereto have since negotiated the Restructuring and agree that the Restructuring should, in conjunction with the Documentation, be implemented in accordance with the terms and conditions as set out in this Agreement.

IT IS AGREED

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement unless the context otherwise requires these words and expressions shall have the following meaning:

“Additional Directors” means the two additional nominees to the Board nominated by CEIHL and approved by the JPLs, who are intended be appointed to the Board at the EGM following each such director having signed a consent to act as a director of the Company confirming that he or she consents to act as a director of the Company, and that he or she satisfies the Independence Criteria.

“ADSs” means the American Depository Shares of the Company listed on the New York Stock Exchange, for which trading has been suspended since 22 March 2013.

“Agreement” means this agreement and all recitals and schedules hereto.

“Ambow Online” means Beijing Ambow Online Software Co., Ltd.

“Ambow Slhua” means Ambow Sihua Education and Technology Co, Ltd.

“Amended and Restated Loan Agreement” means the Amended and Restated Loan Agreement dated 24 October 2012 between the Company, the Co-Borrowers and IFC, as amended by the Amendment Agreement to the Loan Agreement dated 29 April 2013, as assigned by IFC to Porter on 27 August 2013 and as further assigned by Porter to CEIHL on 17 September 2013 and as further amended by the USD Facility Agreement.

“Articles” means the memorandum and articles of association of the Company dated 11 June 2010 (as amended from time to time).

“Board of Directors” and “Board” means the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof.

“Business Day” means a day (excluding a Saturday or Sunday) on which commercial banks are generally open for business in the Cayman Islands.

“Certification” means the Certification Obligations as set out in the Corporate Governance Letter.

“Claims” means any actions, petitions, suits, causes of action, counterclaims, debts, dues, costs, claims, liabilities, demands, damages, losses, costs and expenses of any description, decisions, judgments and orders either at law or in equity or arising under any statute whether known or unknown, suspected or unsuspected, however and whenever arising and in whatever capacity and jurisdiction.

“Co-Borrowers” means the Co-Borrowers under and as defined in the Amended and Restated Loan Agreement.

“Companies Law” means the Cayman Islands’ Companies Law (2013 Revision).

“Company Funding Account” means a bank account held in the name of the Company, details of which will be provided by the JPLs to CEIHL prior to First Exchange.

“Company Account” means a bank account held in the name of the Company for the purpose of receiving surplus funds pursuant to clause 7.2(c) hereof to be used by the Company for the purposes of meeting existing obligations and working capital.

“Company Undertaking” means an undertaking by the Company in favour of the parties hereto, which will become effective upon the Discharge, to execute the Corporate Governance Engagement Letter substantially in the form set out in part 1 of Schedule 4 and thereafter to implement the Corporate Governance Plan as contemplated therein.

“Completion” has the meaning prescribed in clause 6 hereof.

“Conversion” means the conversion of the USD Loan in accordance with the terms of the USD Facility Agreement, pursuant to which (inter alia) the entirety of the USD Loan shall be convertible into such number of shares of the Company as to constitute at least 85% of the issued share capital of the Company in economic terms and at least 50.1% of the total voting rights in the Company.

“Corporate Governance Plan” means the Corporate Governance Plan for the Group to be drafted and implemented by KPMG or equivalent accounting firm, as illustrated by the Corporate Governance Plan Engagement Letter.

“Corporate Governance Plan End Date” means the date falling 12 months from the date of commencement of the Corporate Governance Plan.

“Corporate Governance Plan Engagement Letter” means the Engagement Letter from KPMG to the Company annexed hereto as Schedule 2, illustrating the scope of work and fees to prepare and implement a Corporate Governance Plan for the Group.

“Deed of Accession and Adherence” means such Deed of Accession and Adherence as is necessary to bind any of the New Directors who are not a party to this Agreement to comply with this Agreement as if he or she were a party to it.

“Discharge” means the effective time at which the JPLs are discharged from office by order of the Grand Court.

“Documentation” means this Agreement, the Corporate Governance Engagement Letter, and the USD Facility Agreement.

“EGM Notice” means the notice of the extraordinary general meeting of the Company convened for the purposes of passing the Resolutions.

“Exclusivity Agreement” means the Exclusivity Agreement entered into between the JPLs and CEIHL on 9 March 2014 pursuant to which the JPLs granted CEIHL a period of exclusivity to negotiate and document a refinance of the Company.

“Expected Guo Hong Pay Off Value” means RMB50million.

“Expected Henan Jinlan Pay Off Value” means RMB33 million.

“Existing Directors” means those individuals listed as “Existing Directors” in Schedule 1.

“First Exchange” means the time at which the exchange of documentation specified in clause 3.2 hereto occurs.

“Funding Undertaking” means an undertaking substantially in the form annexed hereto as part 2 of Schedule 4 pursuant to which the JPLs undertake not to disburse any of the USD Loan Funds received by the Company other than in accordance with the terms of that undertaking.

“Grand Court” means the Grand Court of the Cayman Islands.

“Gross Negligence” means a conscious and voluntary reckless disregard of the need to use reasonable care which is likely to cause foreseeable grave injury or harm.

“Group” means the group of companies ultimately owned or controlled by the Company, comprising the Company and its subsidiaries and/or consolidated entities and/or those entities controlled through a variable interest entity structure registered in the Cayman Islands, Hong Kong and the PRC including, but not limited to, the Co-Borrowers and Ambow Online.

“Guo Hong” means Guo Hong Asset Management Limited.

“Guo Hong Debt” means all of the debt and obligations (including, without limitation, interest, fees or other amounts) outstanding from Ambow Sihua to Guo Hong.

“Guo Hong Settlement Date” means the date on which the Guo Hong Debt is satisfied, discharged, purchased and/or settled in full in accordance with this Agreement.

“Henan Jinlan” means Henan Jinlan Corporate Management Consultancy Co., Ltd.

“Henan Jinlan Debt” means all of the debt and obligations (including, without limitation, interest, fees or other amounts) outstanding from Ambow Online to Henan Jinlan.

“Henan Settlement Date” means the date on which the Guo Hong Debt is satisfied, discharged, purchased and/or settled in full in accordance with this Agreement.

“IFC” means International Finance Corporation, an international organisation established by Articles of Agreement among its member countries including the PRC.

“IPRs” means the Cayman Islands Insolvency Practitioner’s Regulations 2008 (as amended).

“JPL Approved Fees” means the sum of US$3,583,454.76 (as further described in the definition of JPL Fees Order) in remuneration and disbursements approved by the Grand Court in the JPL Fees Order.

“JPL Expenses” means the total fees and expenses incurred by (and/or anticipated to be incurred by) the JPLs in connection with the Provisional Liquidation including, but not limited to, the fees and expenses owed to Walkers, Kirkland & Ellis, Fangda Partners, Tanner de Witt Solicitors, Shearman & Sterling LLP, Fenwick & West LLP, DLA Piper LLP (US) and other third- party advisors engaged by the JPLs.

“JPL Fees Order” means the order of the Grand Court dated 21 January 2014 approving the JPLs’ remuneration and disbursements in the amounts of US$3,428,785.25 in remuneration and US$154,669.51 in disbursements totalling $3,583,454.76 for the period from the inception of the Provisional Liquidation to 30 November 2013.

“JPL Order” means the order of the Grand Court appointing the JPLs as the joint provisional liquidators of the Company dated on 7 June 2013 (as amended).

“JPL Unapproved Fees” means the total remuneration and disbursements payable to (add/or anticipated to be payable to) the JPLs in connection with the Provisional Liquidation, and the discharge of the JPLs, which have not been approved by the Grand Court in accordance with the IPRs.

“New Board” means the Existing Directors (not including the Resigning Directors) and the New Directors.

“New Directors” means those individuals listed as “New Directors” in Schedule 1, each such director (with the exception of Mr Porter) having signed a consent to act as a director of the Company in which he or she confirms that he or she consents to act as a director of the Company, and that he or she satisfies the Independence Criteria.

http:///“Offshore Loan Amount” means US$48 million less, at the relevant time, the sum of the amount paid, or procured to be paid, by CEIHL or its nominee (including but not limited to TDHRS) in satisfaction of and/or discharge of and/or to purchase the Onshore Debt provided that

(a)                                 to the extent that the Guo Hong Settlement Date has not occurred at First Exchange, only the Expected Guo Hong Pay Off Value shall be deducted in respect of the Guo Hong Debt; and

(b)                                 to the extent that the Henan Jinlan Settlement Date has not occurred at First Exchange, only the Expected Henan Jinlan Pay Off Value shall be deducted in respect of the Guo Hong Debt;

in each case as such amount may be increased from time to time in accordance with clause 7.4. For the purposes of this definition, the quantum of the Onshore Debt in US Dollars will be calculated as of 12:00 p.m. Hong Kong time on the Business Day preceding payment of same by reference to the exchange rates published on the website of Bloomberg L.P at www.bloomberg.com.

“Onshore Debt” means the total of the Henan Jinlan Debt and the Guo Hong Debt.

“Petition” means the Petition dated 17 April 2013 and filed in the Grand Court on 23 April 2013 issued by the Petitioner seeking, inter alia, the winding up of the Company in Cause No FSD 50 of 2013 (AJJ).

“Petitioner” means GL Asia Mauritius II Cayman Limited, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at Admiral Administration Limited, P.O. Box 32021, 90 Fort Street, George Town, Grand Cayman, Cayman Islands.

“Porter” means Sir Leslie Porter & Son Limited, a company incorporated under the laws of Hong Kong with registration number 1389402 having its registered office at 36/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

“PRC” means the People’s Republic of China excluding for the purpose hereof Hong Kong, Macau and Taiwan.

“Provisional Liquidation” means the provisional liquidation of the Company pursuant to the JPL Order.

“Resigning Directors” means those individuals listed as “Resigning Directors” in Schedule 1.

“Resignation Letters” means signed and dated letters of resignation from each of the Resigning Directors substantially in the form annexed hereto as Schedule 6, Part 1.

“Resolutions” means such resolutions of the Company as are contemplated in the EGM Notice substantially in the form annexed hereto as Schedule 6, Part 4.

“Restructuring” means the proposed refinance and restructuring of the Group to be implemented by entry into, completion and performance of (inter alia) this Agreement, the Documentation and the Corporate Governance Plan.

“RMB” means Renminbi, the lawful currency of the PRC.

“RMB Undertaking” means a duly executed and undated irrevocable direction from CEIHL and TDHRS to the Company, Ambow Online, Ambow Sihua and JPLs substantially in the form annexed hereto as part 3 of Schedule 4.

“Sanction Order” means an order/s of the Grand Court (a) sanctioning the JPLs’ entry into this Agreement (with or without such modifications as the Court may direct) and all other agreements, consents, undertakings and/or documentation contemplated or required to be entered into by the terms hereof, and the performance thereof; (b) reserving powers to the Existing Directors and the New Directors (as is relevant) to accept the resignation of the Resigning Directors and appointment of the New Directors; and (c) reserving powers to the New Board to (i) enter into the Documentation on behalf of the Company (as appropriate) (ii) undertake the Restructuring as contemplated herein; and (iii) convene a general meeting of the Company’s shareholders in accordance with the Articles in order to effect such amendments to the Articles, and approve such other actions, as prescribed in the EGM Notice (if appropriate), in each case on whatever terms the Grand Court deems to be appropriate.

“Second Exchange” means the time at which the exchange of documentation specified in clause 5.2 hereto occurs.

“Shareholder Undertakings” means undertakings from a sufficient majority of shareholders of the Company to either abstain from voting at the EGM or vote in favour of the Resolutions, as are necessary (with the support of CEIHL) to approve the Resolutions in accordance with the provisions of the Articles.

“SummitView” means SummitView Investment Fund I, L.P., an exempted limited partnership formed under the laws of the Cayman Islands having its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands, acting by its general partner, SummitView General Partner

“SummitView Agreement” means the agreement between the Company and SummitView in respect of SummitView’s shareholding in the Company, entered into on or about the date hereof.

“SummitView General Partner” means SummitView Capital General Partner I Limited in its capacity as General Partner of SummitView.

“TDHRS” means Tianjin Da-Er-Cheng Human Resource Service Co Ltd

“USD Facility Agreement” means the facility agreement by way of a Second Amended and Restated Loan Agreement between the Company and the Co-Borrowers and CEIHL substantially in the form annexed hereto in Schedule 3, as amended and restated by an Amendment and Restatement Agreement between the Company and the Co-Borrowers and CEIHL substantially in the form annexed hereto in Schedule 3, pursuant to which CEIHL agrees to provide a convertible loan pursuant to the terms thereof.

“USD Loan” means the convertible loan for the Offshore Loan Amount to be provided by CEIHL to the Company pursuant to the USD Facility Agreement.

“USD Loan Funds” means the Offshore Loan Amount payable to the Company pursuant to the USD Facility Agreement, which shall not accrue interest or any other amount unless and until Completion occurs, minus the amount of principal and interest outstanding under the Amended and Restated Loan Agreement as of First Exchange.

1.2                               In construing this Agreement, unless otherwise specified:

(a)                                 References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted.

(b)                                 References to clauses and schedules are to clauses of, and schedules to, this Agreement.

(c)                                  Headings and titles are for convenience only and do not affect the interpretation of this Agreement.

(d)                                 The Schedule hereto forms part of and is incorporated in this Agreement.

(e)                                  References to “$”, “Dollars”, “US$” means the lawful currency of the United States of America and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency.

(f)                                   References to times of day are to Cayman Islands time unless otherwise stated.

(g)                                  References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

(h)                                 References to “payments” shall be construed as references to “payments in immediately available and freely transferable funds”.

(i)                                     References to any other deed, agreement or document in this Agreement is a reference to such deed, agreement or document as amended, supplemented, varied, replaced or novated (other than in breach of the provisions of this Agreement).

(j)                                    References to “variation” includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly.

(k)                                 A reference to any Cayman Islands legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the Cayman Islands be treated as a reference to any analogous term in that jurisdiction.

(l)                                     References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa.

(m)                             References to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces.

(n)                                 References to assets include property, rights and assets of every description.

(o)                                 The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

2.                                      CONDITIONS PRECEDENT

2.1                               First Exchange is conditional upon:

(a)                                 execution of:

(i)                                     this Agreement;

(ii)                                  the SummitView Agreement;

(iii)                               the Funding Undertaking;

(iv)                              the Shareholder Undertakings, on the understanding of each of the Parties hereto that (A) the Parties shall use their best endeavours to obtain the Shareholder Undertakings, (B) if such Shareholder Undertakings have not been obtained in advance of the deadline prescribed in clause 2.3 below, the parties intend to proceed with First Exchange and the application for Sanction providing all other conditions in this clause 2 are satisfied and/or waived in accordance with the terms hereof, and (C) in such circumstances as described in (B) above, the Parties agree and undertake to use their best endeavours to obtain the Shareholder Undertakings in advance of the hearing of the application seeking the Sanction Order before the Grand Court;

(v)                                 the RMB Undertaking; and

(vi)                              the Resignation Letters,

in each case on the understanding that (other than the obligations provided for pursuant to the Funding Undertaking and the RMB Undertaking) the terms of the agreements and documentation referred to in clauses 2.1(a)(i), (ii) and (v) above shall only come into effect, and be enforceable, at the time at which the Sanction Order is granted by the Grand Court;

(b)                                 the Corporate Governance Engagement Letter and the USD Facility Agreement being in agreed form as between the parties thereto;

(c)                                  A Deed of Accession and Adherence being entered into by any of the New Directors who are not a party to this Agreement;

(d)                                 agreement being reached between CEIHL and the JPLs as to the identity of the Additional Directors to be appointed at the EGM, on the understanding that (A) the

Parties shall use their best endeavours to agree on the identity of the Additional Directors, (B) if such Additional Directors have not been agreed upon in advance of the deadline prescribed in clause 2.3 below, the parties intend to proceed with First Exchange and the application for Sanction providing all other conditions in this clause 2 are satisfied and/or waived in accordance with the terms hereof, and (C) in such circumstances as described in (B) above, the Parties agree and undertake to use their best endeavours to agree on the identity of the Additional Directors in advance of the hearing of the application seeking the Sanction Order before the Grand Court; and

(e)                                  provision of the Company Funding Account details by the JPLs to CEIHL.

2.2                               Responsibility of the parties

The parties jointly and severally undertake to use all reasonable endeavours to ensure the satisfaction of the conditions defined in the clause above titled “Conditions Precedent” and to co-operate and provide reasonable assistance to ensure that the Conditions Precedent are satisfied on or prior to 12pm Hong Kong time on 2 May 2014.

2.3                               Non-satisfaction

If the conditions precedent set out in the clause above titled “Conditions Precedent” are not satisfied or waived in writing by the JPLs on or before 12pm Hong Kong time on 2 May 2014, this Agreement shall lapse and no party shall have any claim against any other under it, save for any claims arising from breach of the undertaking contained in the clause above titled “Responsibility of the parties” and except that clauses 10, 12, 13, 22 and 23 shall remain in full force and effect.

3.                                      FIRST EXCHANGE

3.1                               First Exchange will occur immediately after the parties have confirmed to each other that each of the Conditions Precedent specified in clause 2 hereof has been satisfied in full (or waived), being no later than 8pm Hong Kong time on 2 May 2014.

3.2                               Upon First Exchange:

(a)                                 the relevant parties shall exchange duly executed counterparts of this Agreement and the duly executed Funding Undertaking, the RMB Undertaking;

(b)                                 CEIHL will procure that the Resigning Directors provide the Company with the Resignation Letters; and

(c)                                  CEIHL shall pay or procure the payment of the USD Loan Funds, less US$10 million (the US$10 million being the “Reserved Amount”) to the Company Funding Account, to be held subject to the terms of the Funding Undertaking.

3.3                               On or before the Completion date, CEIHL shall pay the Reserved Amount (along with any other portion of the USD Loan Funds not paid) to the Company Funding Account to be held under the terms of this Agreement and the Funding Undertaking.

4.                                      SANCTION

4.1                               As soon as practicable following First Exchange, the JPLs shall make an application to the Grand Court seeking the Sanction Order.

4.2                               The parties hereto agree and undertake to use their best endeavours, and to take such steps as may be necessary, to obtain the Sanction Order.

4.3                               If, at the hearing at which the Sanction Order is being sought, modifications are required by the Grand Court to this Agreement or the Documentation, the parties agree to negotiate in good faith to agree any such modifications in as expeditious manner as possible.

5.                                      SECOND EXCHANGE

5.1                               Second Exchange will occur immediately following of the delivery by the JPLs to CEIHL of a copy of the Sanction Order, or at such other time as may be agreed in writing by all parties.

5.2                               Upon Second Exchange:

(a)                                 the Existing Directors shall deliver signed and dated unanimous written resolutions of the Existing Directors substantially in the form contained in Part 2 of Schedule 3 which have the effect of:

(i)                                     accepting the resignation of the Resigning Directors; and

(ii)                                  appointing the New Directors; and

(b)                                 the New Board shall deliver a signed and dated unanimous written resolutions of the New Board approving the entry into of the Corporate Governance Engagement Letter and the USD Facility Agreement by the Company (as appropriate) substantially in the form contained in Part 3 of Schedule 6.

6.                                      COMPLETION

6.1                               Completion will occur immediately following the Second Exchange, or at such other time as may be agreed in writing by all parties.

6.2                               Upon Completion, the parties shall each deliver such documentation in such form and manner as prescribed in Schedule 5.

6.3                               Upon Completion, or in any event prior to the application to be made pursuant to clause 7.1 below, CEIHL undertakes to make available to the Company a working capital facility on terms to be agreed to the extent that additional funding is required to ensure the solvency of the Company at Discharge.

7.                                      DISCHARGE & POST-DISCHARGE

7.1                               Within 24 hours of Completion, and to the extent the Petition is not otherwise withdrawn by the Petitioner, the Company (acting by the New Board) shall take such steps as are necessary to have the Petition dismissed, such dismissal to be effective no later than 3 Business Days after the making of such order with the result (in either scenario) that the JPLs will also be discharged from office by the Grand Court, and the Company shall use its best endeavours to have the hearing seeking the dismissal of the Petition heard by the Grand Court promptly and such order/s (as necessary) made. Each of the parties hereby undertake to take such steps as are necessary and that they are able to take to ensure that the Petition is dismissed.

7.2                               The following shall occur immediately upon the Discharge order being made:

(a)                                 an amount equal to the aggregate of the JPL Approved Fees and the JPL Expenses (unless another amount is otherwise agreed between CEIHL and the JPLs, in relation to which the JPLs agree to negotiate in good faith) shall be immediately, unconditionally and irrevocably released to the JPLs from the USD Loan Funds being held in the Company Funding Account in order that the JPLs can make payment of the JPL Approved Fees and the JPL Expenses and the JPLs shall be released from the Funding Undertaking in respect of such amount of the JPL Approved Fees;

(b)                                 subject to approval of the Grand Court pursuant to clause 9 hereof, the JPL Unapproved Fees (unless another amount is otherwise agreed between CEIHL and the JPLs, in relation to which the JPLs agree to negotiate in good faith) shall be immediately, unconditionally and irrevocably released to the JPLs from the USD Loan Funds being held in the Company Funding Account in order that the JPLs can make payment of the JPL Unapproved Fees, , and the JPLs shall be released from the Funding Undertaking in respect of the JPL Unapproved Fees;

(c)                                  the JPLs shall pay the remainder of the USD Loan Funds to the Company Account in accordance with the terms of the USD Facility Agreement and shall be released from the Funding Undertaking.

7.3                               Notwithstanding the provisions contained in the USD Facility Agreement, CEIHL hereby undertakes that within three Business Days of Discharge it shall issue a Conversion Notice (as defined in the USD Facility Agreement) in order to convert such amount of the Offshore Loan Amount so as to become the registered holder of as many available authorised but unissued Class A Ordinary Shares (as defined in the Articles) in the Company (“Remaining Share Capital”) as possible, having regard to the limitations set out in section 7.01(b)(i)(B) of the USD Facility Agreement, and that it shall cause such conversion to be effective, and for CEIHL to be the registered shareholder of such Remaining Share Capital, for the purposes of being able to vote at the EGM.

7.4                               To the extent that the Guo Hong Debt Settlement Date and/or the Henan Jinlan Settlement Date occur after First Exchange and (a) the settlement or purchase of the Guo Hong Debt and/or the Henan Jinlan Debt is for an amount less than the Expected Guo Hong Pay Off Value and/or the Henan Jinlan Pay Off Value (respectively), and/or (b) one or both of the GuoHong Debt and the Henan Jinan Debt is not settled or purchased, then the parties undertake to negotiate in good faith and make (and enter into) any necessary amendments to the Documentation such that CEIHL (and/or any of its subsidiaries or affiliates) shall lend a corresponding additional amount of funds to the Group offshore under the USD Facility Agreement and the total amount paid under this Restructuring Agreements thus equals US$48 million (and no less), in exchange for a right to convert the principal outstanding under the USD Facility Agreement (as may be increased in accordance with this clause, but not taking into account any principal that relates to capitalised interest) into an aggregate of not more than an 85% economic interest in the Company, with 50.1% of the voting rights in the Company.

7.5                               As soon as practicable following the entry of CEIHL on the Register of Members of the Company (the Board and CEIHL hereby undertaking to take all necessary steps to ensure the same) as contemplated by 7.3 above, and in any event not later than 21 Business Days thereafter or such other date as the Grand Court orders, the New Directors undertake to convene the EGM, by issuing the EGM Notice, in order to consider and (if thought fit) approve the Resolutions.

7.6                               CEIHL hereby undertakes and agrees to vote in favour of the Resolutions at the EGM (or any adjournment thereof).

7.7                               In the period between the date of this Agreement and Discharge, CEIHL agrees that it will not transfer or otherwise dispose of any commitment to lend and/or participation in any loan under the USD Facility Agreement and/or the Amended and Restated Loan Agreement and/or any right under any ancillary document in relation to any of the aforementioned, except for purposes of enabling participation in the Restructuring by existing shareholders subject to the aforementioned non-transfer agreement, and shall not demand any repayment and/or accelerate any of the amounts outstanding thereunder in relation to any of the aforementioned.

8.                                      CORPORATE GOVERNANCE

8.1                               In the period between Discharge and the Corporate Governance Plan End Date the Company and the Board undertake and agree to take all reasonable steps to ensure that Certification is achieved.

8.2                               If Certification is not achieved on or before the Corporate Governance Plan End Date, the Board agrees and undertakes to convene a meeting of the Board to consider the role of chief financial officer and chief executive officer of the Company, and whether they continue to be the appropriate persons to carry out their role, or whether alternative individuals (which shall not, for the avoidance of doubt, be any of the Resigning Directors) would be more appropriate.

8.3                               During the period from Discharge to the date on which Certification is obtained by KPMG, the Parties agree, and the Board hereby irrevocably undertakes and agrees to take all appropriate steps to ensure that any payments by the Company which exceed RMB 5 million (to all payees in aggregate over a 12 month period) must be authorised in writing by a New Director, other than John Porter.

9.                                      APPROVAL/PAYMENT OF JPL UNAPPROVED FEES

9.1                               As soon as practicable (and not later than 7 days following Completion), the JPLs shall make an application to the Grand Court seeking an order that the JPL Unapproved Fees be approved by the Grand Court pursuant to the IPRs and shall use their best endeavours to have the application heard by the Grand Court promptly and such order/s (as necessary) made, subject to the requirements of the IPRs.

10.                               ADVICE

10.1                        Each party to this Agreement acknowledges and agrees that as of the date hereof they have taken legal advice to the extent considered appropriate, necessary and/or advisable in connection with the entry into of this Agreement, any of and all of the Documentation to which they are a party and the transactions relating thereto and confirms and agrees that they have willingly, voluntarily and knowingly entered into this Agreement, each and all of the Documentation and the transactions relating thereto and acknowledge all of the terms thereof and the merits and risks contemplated thereby. The parties further acknowledge and agree that they have such knowledge and experience in financial and/or business matters that it is capable of evaluating the aforementioned merits and risks in connection with any of the foregoing.

11.                               TERMINATION

11.1                        Termination

(a)                                 either the JPLs or CEIHL may terminate this Agreement upon service of written notice to the other parties to this Agreement, if one or more of the other parties materially breach or default in any of their obligations under this Agreement or fail to comply fully with such obligations (i) where such breach, default or non-compliance is, in the opinion of the JPLs or CEIHL (as the case may be), capable of being remedied but the other party or parties fail to rectify such breach, default or non-compliance within 10 Business Days of the terminating party notifying such other parties in writing of such breach, default or noncompliance or (ii) where such breach, default or non-compliance is, in the opinion of the non-breaching party(ies), not capable of being remedied, the time when such breach, default or non-compliance occurs or takes place.

11.2                        Automatic Termination

(a)                                 unless the parties shall otherwise agree, this Agreement shall be terminated automatically if an order has been made by the Grand Court or any other Court to windup the Company; or

(b)                                 unless the parties shall otherwise agree, this Agreement shall be terminated automatically if the application seeking the Sanction Order is dismissed, or if the application seeking discharge of the JPLs is not granted by 30 June 2014.

in either such case the funds paid to the JPLs shall be returned to CEIHL pursuant to Funding Undertaking.

11.3                        Termination by agreement

This Agreement will be terminated if each of the Company, CEIHL and the JPLs unanimously agree in writing that this Agreement shall be terminated.

12.                               JPLS’ INDEMNITY AND EXCLUSION OF PERSONAL LIABILITY

12.1                        Each party to this Agreement acknowledges and agrees that:

(a)                                 the JPLs are parties to this Agreement solely for the purpose of obtaining the benefit of each provision of this Agreement in their favour;

(b)                                 the JPLs act as agents of the Company and shall incur no personal liability from acting in the capacity of agents or otherwise, nor shall any claim arise against any of them;

(c)                                  the parties other than the JPLs, the Existing Directors, the Resigning Directors and the New Directors agree to indemnify and hold harmless the JPLs, KPMG and their successors and assigns and their respective directors, officers and employees present and future and, where these are companies, their respective directors, officers and employees present and future (collectively, the “Indemnified Persons”) and each of them, as the case may be, against any and all Claims except to the extent that any matter or circumstance results from the fraud, wilful default or Gross Negligence of any of the Indemnified Persons, and this indemnity shall expressly inure to the benefit of any such person existing or future;

(d)                                 the parties other than the JPLs are not relying on any representation, conduct, statement or silence on the part of the JPLs or any of their employees, solicitors, advisers, valuers, agents, partners or representatives in relation to any matter or circumstance and whether or not arising out of or under this Agreement or any of the transactions contemplated by this Agreement;

(e)                                  upon Discharge the parties other than the JPLs hereby irrevocably and unconditionally release and discharge the JPLs, KPMG and their employers, employees, solicitors, advisers, values, agents, partners or representatives of the JPLs from all and any Claims of any nature whatsoever preceding the date of this Agreement; and

(f)                                   all acknowledgements or agreements as to, or provisions of, exclusions of liability or indemnity in favour of the JPLs shall continue to be effective notwithstanding the JPLs resigning from or otherwise ceasing to hold office and (where the context permit) shall mean and include their present and future firm or firms, partners and employees, and any legal entity or partnership using in its name the words, any successor or merged firm and the partners, shareholders, officers and employees of the entity or partnership.

13.                               COSTS AND EXPENSES

(a)                                 With the exception of the JPLs (as more particularly described in clause 13(b) below), all parties to this Agreement will bear their own costs and expenses in connection with the negotiation, preparation, drafting, execution, entry and implementation of the Restructuring and the Provisional Liquidation, including but not limited to costs of legal and other advisors’ fees, auditor or valuation fees incurred in connection with this Agreement and the USD Facility Agreement and all the transactions contemplated thereunder including, without limitation, costs and expenses in dealing with any opposition to the transactions contemplated as part of the Restructuring and stamp duty, taxes or other government or regulatory charges or levies in connection with the Restructuring.

(b)                                 The parties hereto acknowledge and agree that all of the JPLs’ remuneration, disbursements, costs and expenses in connection with the negotiation, preparation, drafting, execution, entry into this Agreement and the Documentation and implementation of the Restructuring, including but not limited to costs of legal and other advisors’ fees, auditor or valuation fees incurred in connection with this Agreement, the USD Facility Agreement and all the transactions contemplated thereunder including, without limitation, costs and expenses in dealing with any opposition to the transactions contemplated as part of the Restructuring and stamp duty, taxes or other government or regulatory charges or levies in connection with the Restructuring and seeking/obtaining the Sanction Order shall be an expense in the Provisional Liquidation and shall be paid from the proceeds of the USD Loan Funds (i) at Completion as contemplated by clause 6.3(a) and clause 9 hereof or (ii) thereafter as contemplated by clause 6.3(b).

14.                               WHOLE AGREEMENT, VARIATION, ASSIGNMENT

14.1                        This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

14.2                        No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

14.3                        This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred.

15.                               COUNTERPARTS

15.1                        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

16.                               NOTICE

16.1                        Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing, in the English language, and may be sent by a recognised courier service, prepaid airmail (in the case of international service), fax, email or may be delivered personally to the address of the relevant party as set out below (or, in relation to the Existing Directors, the Resigning Directors and the New Directors, at the address set out in Schedule 1 hereto), or at such other address as may have been notified to the other parties in writing. Without prejudice to the foregoing, any notice shall be deemed to have been received:

(a)                                 if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service;

(b)                                 if sent by fax, on the same day or if not a working day, the next working day;

(c)                                  if sent by email, on the same day or if not a working day, the next working day;

(d)                                 if sent by prepaid airmail, five days after the date of posting; and

(e)                                  if delivered personally, on the same day or if not a working day, the next working day.

The Company

Address:	C/- KPMG

8th Floor, Prince’s Building, 10 Chater Road,
Central, Hong Kong

Telephone:	Tel +852 2522 6022

Email:	edward.middleton@kpmg.com

krisbeighton@kpmg.ky

tiffany.wong@kpmg.corn

Fax:	Fax +852 2845 2588

Attention:	Edward Middleton, Kris Beighton and Tiffany Wong

JPLs

Address:	8th Floor, Prince’s Building 10 Chater Road,
Central, Hong Kong

Telephone:	Tel +852 2522 6022

Email:	edward.middleton@kpmg.com’

krisbeighton@kpmg.ky

tiffany.wong@kpmg.com

Fax:	Fax +852 2845 2588

Attention:	Edward Middleton, Kris Beighton and Tiffany Wong

CEIHL

Address:	Trinity Chambers, PO Box 4301, Road Town,

Tortola, British Virgin Islands

17.                               EXCLUDING THIRD PARTY RIGHTS

17.1                        A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 (as amended) to enforce any term of this Agreement.

18.                               TIME OF ESSENCE

18.1                        Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement.

19.                               WAIVER

19.1                        Failure to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

19.2                        No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.

19.3                        A party that waives a right or remedy provided under this Agreement or by law in relation to another party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

20.                               FURTHER ASSURANCE

20.1                        At its own expense each party shall and shall use all reasonable endeavours to procure that any necessary third party shall promptly execute such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.

21.                               INVALIDITY

21.1                        If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement, but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

22.                               GOVERNING LAW

22.1                        This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

22.2                        Each of the parties agrees that the courts of the Cayman Islands shall have non-exclusive jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Agreement and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands and agrees that the process by which any such action or proceeding is begun may be served on it by being delivered in accordance with the Notice provisions of this Agreement.

23.                               CONFIDENTIALITY

23.1                        Each party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party or of any member of the group of companies to which the other party belongs, except as permitted by the sub-clause below.

23.2                        Each party may disclose the other party’s confidential information:

(a)                                 to its employees, officers, representatives or advisers. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this clause;

(b)                                 the Grand Court;

(c)                                  as may be required by law, court order or any governmental or regulatory authority; and/or

(d)                                 with the written consent of the other party.

23.3                        No party shall use any other party’s confidential information for any purpose other than to perform its obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement has been entered into on this          day of April 2014 by and between:

Ambow Education Holding Ltd. (in provisional liquidation)

/s/ Edward Middleton
Edward Middleton, Joint Provisional Liquidator acting for and on behalf of Ambow Education Holding Ltd. (in provisional liquidation), as agent without personal liability

Date: April 2014

China Education Investment Holding Limited by

its duly authorised Director

/s/ John R. Porter
Name:	John R. Porter
Title:	Director

Date: April 2014

Edward Middleton

/s/ Edward Middleton
Joint Provisional Liquidator
(acting as agent without personal liability)

Date: April 2014

Wing Sze Tiffany Wong

/s/ Wing Sze Tiffany Wong
Joint Provisional Liquidator
(acting as agent without personal liability)

Date: April 2014

Kris Beighton

/s/ Kris Beighton
Joint Provisional Liquidator
(acting as agent without personal liability)

Date: 28th April 2014

Jin Huang

/s/ Jin Huang

Date:	April 2014

Xuejun Xie

/s/ Xuejun Xie

Date:	April 2014

Shasha Chang

/s/ Shasha Chang

Date:	28 April 2014

Justin Chen

/s/ Justin Chen

Date:	April 2014

Ping Wu

/s/ Ping Wu

Date:	April 2014

Winston Sim

/s/ Winston Sim

Date: April 2014

John Porter

/s/ John Porter

Date: April 2014

Dr. Yan Hui-ma

/s/ Yan Hui-ma

Date: 28 April 2014

Ralph Parks

/s/ Ralph Parks

Date: 30 April 2014